The Principal Financial Group
       Princor Funds Custodial Agreement For Use With 403(b) Arrangements


                            Article I - Introduction

1.1 Intent of Agreement. This parties intend that this Agreement establish a Custodial Account in accordance with section ("ss.") 403(b)(7) of the Internal Revenue Code of 1986 and the regulations issued by the Internal Revenue Service.
1.2 Effective Date. This Agreement shall take effect upon the execution by the Employee named on the Application.
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                            Article II - Definitions
As used in this Agreement, the following terms shall have the meaning set forth below, unless the context plainly requires the use of a different meaning.
2.1 Agreement means The Principal Financial Group Princor Funds Custodial Agreement.
2.2 Alternate Funding Agent means a custodian designated by the Employee and authorized to receive any assets transferred under Paragraph 4.8.
2.3 Application means the 403(b)(7) Plan Application executed by the Employee. The Application is incorporated into this Agreement.
2.4 Beneficiary shall mean the beneficiary designated by the Employee in a manner acceptable to the Custodian.
2.5    Code means the Internal Revenue Code of 1986, as amended.
2.6 Custodial Account means the account established under Article III of this Agreement.
2.7 Custodian means Principal Mutual Life Insurance Company, or any successor appointed to act as custodian under Article VIII of this Agreement.
2.8 Early Retirement means separation from service after the Employee reaches age 55.
2.9 Employee means a person who performs services, directly or indirectly, for an Employer, and who has entered into a salary reduction agreement with the Employer under which the Employer shall reduce the Employee's salary by the amount specified in the agreement and send it to the Custodian for investment in accordance with this Agreement.
2.10 Employer means an Employer named in the Application and described in ss.403(b)(1)(A) of the Code.
2.11 Excess Contributions means the amount of any contribution made by an Employer on behalf of an Employee for any Plan Year which is an "excess contributions" as defined in ss.4973(c) of the Code.
2.12 Exclusion Allowance means the maximum contributions made by an Employee under 403(b)(2) of the Code or, for Employees making an election under ss.403(b)(2)(B) of the Code, the limits described in ss.415(c)(4) of the Code.
2.13   Plan Year means a calendar year.
2.14 Princor Funds means one or more of the regulated investment companies for which Princor Management Corporation serves as investment advisor and Princor Financial Services Corporation serves as the principal underwriter. The Custodian and Sponsor shall determine which Princor Funds are available under this Agreement.
2.15 Princor Fund Shares meaning whole or fractional shares of one or more of the Princor Funds.
2.16   Sponsor means Princor Financial Services Corporation.

                Article III - Establishment of Custodial Account
3.1 Establishing a Custodial Account. Upon receiving execution of the Application by an Employee, the Custodian shall open and maintain a Custodial Account for the Employee. The Custodial Account shall hold title only to Princor Fund Shares or cash, or both. The Custodial shall satisfy the requirement of ss.401(f)(2) of the Code.
3.2 Limitations On Custodial Account. The Custodian shall not pay or make available any amounts from a Custodial Account, except as provided in Paragraph 6.1. The Custodian shall not have any responsibility under this Agreement for any assets not held in a Custodial Account.

                    Article IV - Contributions and Transfers
4.1 Contributions. The Custodian shall accept and hold in the Custodial Account the contributions made on behalf of the Employee by an Employer. The Custodian shall have no responsibility for determining the amount of any contribution nor for the collection of contributions from an Employer. Any reports or instructions prepared by or on behalf of the Custodian for the Employer shall be solely for the benefit of the
       Employer. The Employee shall be solely responsible for determining that the correct amount of a contribution is remitted to the Custodian.
4.2 Rollovers, Direct Rollovers and Transfers From an Existing 403(b) Arrangement. The Custodian shall accept contributions to a Custodial Account which result from rollovers, direct rollovers and transfers from an existing 403(b) annuity or custodial account. The Custodian shall have no liability to verify that the prior 403(b) annuity or custodial account complied with the requirements of the Code prior to the transfer of funds. The employee shall inform the custodian about the identity of any rollover or transfer contributions.
4.3 Rollovers From Individual Retirement Accounts. The Custodian shall accept and hold in the Account rollovers from Individual Retirement Accounts as described in ss.408 of the Code, if the Individual Retirement Accounts resulted solely from the rollover of funds from an Existing 403(b) Arrangement as described in ss.403(b)(8) of the Code. In accordance with ss.408, the Employee shall inform the Custodian about the identity of any rollover contributions.
4.4    Restrictions on Employee Contributions.
       (a) Employee contributions cannot exceed the maximum contribution amounts specified in the Code or any regulations issued by the Internal Revenue Service. It shall be the Employee's responsibility to ensure that those limits are not exceeded. The Custodian shall have no liability if an Employee exceeds the contribution limits specified in the Code or any regulations. The remaining subparagraphs of this Paragraph 4.4 describe, in general, the limitations. However they are meant only to aid Employees to determine the actual limitations that apply to them, they are not meant to list all limitations which may apply to each Employee. (b) For each Plan Year, the total Employer contributions for any taxable year of the Employee made by salary reduction qualifying as elective deferrals when added to all other elective deferrals made on behalf of the employee to another plan described in ss.401(k), ss.408(k)(6), or ss.403(b) of the Code and when added to other contributions made on behalf of the Employee under any other plan described in ss.457(b) or ss.501(c)(18) shall not exceed the lesser of--
(i)    the limit described in ss.402(g)(4) of the Code; or
(ii) the Employee's Exclusion Allowance described in ss.403(b)(2) of the Code, as modified by ss.415(1)(2) and ss.457(c)(2) of the Code. (c) Certain qualified employees of certain qualified organizations may elect under ss.402(g)(8)(A) to increase the elective deferrals by certain specified amounts. Under ss.402(g)(8)(A) the term "qualified employee" means any employee who has completed 15 years of service with the qualified organization. The term "qualified organization" means any educational organization, hospital, home health service agency, health and welfare service agency, church or convention or association of churches.
4.5 Liabilities of Custodian. The Employee has the sole responsibility to determine whether any contributions made on the Employee's behalf meet the limitations specified in the Code. The Custodian shall have no liability for losses that may arise if any contributions made on behalf of an Employee exceed the contribution limitations of the Code.
4.6 Vesting. Each Employee's interest in the amounts credited to a Custodial Account is fully vested and nonforfeitable.
4.7 Transfers To Alternate Funding Agent. At the direction of the Employee, the Custodian shall transfer, in cash, such assets held in the Custodial Account less the amount of any taxes, fees, charges, or other expenses chargeable to the Custodial Account, to an Alternate Funding Agent designated by the Employee, provided that such transfer occurs in accordance with Paragraph 6.2(b). The Custodian may require that the Employee use a form acceptable to the Custodian to request a transfer.
       A transfer to an Alternate Funding Agent must comply with the purposes described in paragraph 6.2(b). When the Custodian transfers assets to an Alternate Funding Agent, the Custodian shall have no further obligation to the Employee or Beneficiary.
4.8 Liabilities for Transfer. The Custodian shall have no liability for losses that may arise from the acts, omissions, or delays or other inaction of any other person involved with the transfer of assets either to or from the Custodial Account. The Custodian shall have no responsibility to the Employee for the tax treatment of any transfer from the Custodial Account.

                 Article V - Investment of the Custodial Account
5.1 In General. The Custodian shall invest the cash it receives for the Custodial Account in the Princor Fund Shares designated by the Employee. The Custodian shall not be liable for payment of interest on any portion of the Custodial Account that it may hold in cash from time to time. The Custodian shall not have any duty to question the investment direction of the Employee nor shall it have any duty to suggest that any other investment direction would be more appropriate for the Employee.
5.2 Investment Direction Of Employee. The Application contains the initial investment instructions given to the Custodian by the Employee. Those instructions shall stay in effect until the Employee modifies them in a manner acceptable to the Custodian. The Custodian may request clarifications from an Employee if it receives incomplete, conflicting, or unacceptable investment instructions from the employee. Until the Custodian receives any required clarification or further instructions, the Custodian shall invest the contribution using the last acceptable investment instructions delivered to the Custodian. The Custodian may rely upon the latest acceptable instructions of the Employee with respect to investment of contributions.
5.3 Exchanges. The Employee may instruct the Custodian in a manner acceptable to the Custodian to exchange all or any portion of the Princor Fund Shares held in the Custodial Account for other Princor Fund Shares if both this Agreement and the current prospectuses of the relevant Princor Funds permit such an exchange. By giving any direction to exchange Princor Fund Shares, the Employee acknowledges that the Employee has received the current prospectuses for the Princor Funds in which the Employee has directed investment.
5.4 Reinvestment. Unless otherwise directed by the employee on a form acceptable to the Custodian, the Custodian shall invest all cash dividends and capital gain distributions received by the Custodian with respect to any Princor Fund Shares held in the Custodial Account in like Princor Fund Shares. If the Custodian has the right to receive any dividend or other distribution in cash or in shares it shall elect to receive the dividend or other distribution in Princor Fund Shares.
5.5 Ownership Of Princor Fund Shares. The Custodian shall register the title of all Princor Fund Shares purchased in accordance with this Article V in the name of the Custodian (or its nominee) as custodian for the account of the Employee. The Custodian shall send all proxy and other materials that relate to the Princor Fund Shares to the Employee and shall follow the Employee's instructions with respect to voting such Princor Fund Shares. The Employee's voting instructions must use a form acceptable to the Custodian. If the Custodian does not receive timely instructions from the Employee, it shall not cote the Princor Fund Shares held for the Employee.

                           Article VI - Distributions
6.1 General Rule. The Custodian shall not pay any amounts from the Custodial Account, or otherwise make those amounts available to the Employee (or Employee's Beneficiary) before:
      (i) The Employee has separated from the service of the employer; or (ii) The Employee has reached the age of 59 1/2; or (iii)The Employee has become disabled (within the meaning of ss.72(m)(7) of the Code); or (iv) the Employee has died; or (v) The Employee has encountered financial hardship; or
      (vi) Any other event that complies with Internal Revenue Service regulations or rulings relating to distributions from ss.403(b) Custodial Accounts.
6.2   Limitations on Distributions.
      (a) The Custodian has no duty to make any distributions or make any distributions otherwise available until it receives written notice and proof of one of the above events from the Employee (or Beneficiary in event of the Employee's death). The Employee (or Beneficiary when applicable) must provide acceptable documentation to the Custodian. The Custodian shall be able to conclusively rely upon any such documentation (including any doctor's certification of disability) submitted by an Employee or a Beneficiary, providing that it is in a form acceptable to the Custodian. The Custodian shall not make any distributions until the expenses described in Paragraph 7.1 are deducted from the Custodial Account. (b) For purposes of determining whether an Employee has encountered a financial hardship which would allow a distribution from the Custodial Account, the Employee's condition must meet the requirements of any regulations or proposed regulations issued by the Internal Revenue Service. If no regulations or proposed regulations exist regarding the meaning of the term "financial hardship" as used in ss.403(b), then the Employee shall demonstrate that the Employee meets the requirements for a financial hardship distribution established for ss.401(k) plans. An employee requesting a hardship distribution shall submit an affidavit to the Custodian which shall describe the facts supporting the Employee's claim of financial hardship. The Custodian shall be able to conclusively rely upon such an affidavit and shall have no obligation to independently confirm any of the facts or statements contained in the affidavit. In addition, the Custodian shall have no liability for any distribution to an Employee based on a financial hardship affidavit. (c) The Custodian shall have the power to ensure that the limitation on distributions contained in Paragraph 6.1 are fully implemented and enforced.
6.3   Method of Distribution.
      (a) Subject to the minimum distribution requirements described in paragraph 6.7, the Custodian shall make distributions (other than distributions for financial hardship which the Custodian shall pay with a single payment) in cash or in kind in any one or more of the following ways in accordance with the written directions of the Employee (or Beneficiary if applicable): (i) in a single payment; or (ii) in a director rollover of an eligible rollover distribution as defined in ss.402(c)(4) of the Code to a ss.402(c)(4) plan or to an Individual retirement account or individual retirement annuity provided that:
      (a) a direct rollover distribution option is not available for a distribution if the aggregate eligible rollover distributions during a plan year are reasonably expected to total less than $200
      (b) in the case of an eligible rollover distribution a portion of which is distributed to the employee, a direct rollover distribution may not be directed to an eligible retirement plan unless the portion of the distribution so directed is equal to at least $200; and
      (c) an election to make or not to make a direct rollover with respect to one payment in a series of periodic payments will apply to all subsequent payments in the series provided that such election with regard to subsequent payments may be changed in writing by the employee at any time
      (iii)in equal, or substantially equal, installments not extending beyond the life expectancy of the Employee; or (iv) in equal, or substantially equal, installments not extending beyond the life expectancy of the joint survivor expectancy of the Employee and the Employee's spouse; or
      (v)  any combination of the above.
      (b) The Employee may request that the Custodian make the payments monthly, quarterly, semiannually, or annually. At the request of an Employee, the Custodian may institute a program to automatically make distributions over the period selected by the Employee, provided that the request meets the guidelines established by the Custodian for such periodic distributions. The Custodian shall reinvest any dividends or capital gains distributions on the shares remaining in the Account in the Princor Fund Shares in the Account. In the absence of such direction, the Custodian may distribute the assets under any method in accordance with the minimum distribution requirements described in paragraph 6.7.(c) If the assets of the Custodial Account are invested in more than one Princor Fund, any request for a distribution must specify which Princor Fund Shares are to be redeemed in order to make the distribution. For distributions described in paragraph 6.7., if no prior designation has been made, the distribution shall be made by redeeming the Princor Fund Shares in a pro rata manner.
6.4 Distribution of Excess Contributions. In the event that the Employee notifies the Custodian in writing that the Employer has made an excess contribution on behalf of the Employee (as defined in ss.4973 of the
      Code), the Custodian shall distribute, as soon as possible after receiving the notice, an amount in cash or in kind, as the Employee shall elect, equal to the excess contribution (with earnings received on those excess contributions to the date of distribution) less any reasonable administrative charges attributable to those amounts or to the distribution.
6.5 Timing of Distributions. Unless otherwise specified in this Agreement, distributions will normally commence within 30 days after the employee notifies the Custodian in a form acceptable to the Custodian, that the Employee is entitled to distributions pursuant to Paragraph 6.1. Prior to the commencement of distributions the Employee may, if agreed to by the Custodian, make an irrevocable election to have the commencement of distributions deferred to a fixed future date.
6.6 Early Distributions. The Internal Revenue Service may assess a premature penalty tax under ss.72(t) of the Code equal to 10% of the taxable amount distributed to an Employee, except for the following types of distributions:
      (i) a distribution eligible for rollover treatment, if the Employee rolls the money over to an Individual Retirement Account within 60 days of receipt; or
      (ii) distributions on account of the death, or permanent disability as defined in ss.72(m)(7) of the Code of the participant; or
      (iii)distributions used to pay certain tax deductible medical expenses, to the extent allowed under ss.72(t)(2)(B) and ss.213 of the Code; or
      (iv) distributions after termination of service taken in a series of similar periodic payments over the life expectancy of the Employee, or joint life expectancy of the Employee and spouse, to the extent allowed by ss.72(t)(2)(A)(iv) and ss.72(t)(3)(B) of the Code; or
      (v) distributions made after the Employee attains age 55 and separates from service on account of Early Retirement to the extent permitted under ss.72(t)(2)(A)(v) of the Code; or
      (vi) a distribution taken after the employee attains age 59 1/2.
6.7   Required Distributions.
      (a) Distributions from the Account must comply with the minimum distribution requirements of ss.403(b)(10) and ss.401(a)(9) of the Code and the regulations thereunder. Failure to commence distributions, or to satisfy the annual minimum distribution rules of ss.403(b)(10) of the Code will result in an annual penalty tax equal to 50% of the amount produced by subtracting the amount distributed, if any, from the required minimum distribution. (b) Distributions shall commence not later than April 1, following the calendar year in which the Employee attains age 70 1/2 (the "Required Beginning Date"). The minimum amount to be distributed each year (commencing with the Required Beginning Date and each subsequent year) must be at least an amount equal to the quotient obtained by dividing the entire amount of the Custodial Account at the time the distribution is made (expressed in either dollars or shares) by the life expectancy and last survivor expectancy of the Employee and the Employee's designated Beneficiary (whichever is applicable). For determining such life expectancy periods, the expected return multiples in ss.1.72-9 of the regulations or the Internal Revenue Service, as amended, shall be used. Such period shall be determined either (i) only once, at the time the Employee first requests such distribution, or (ii) periodically, in a consistent manner, provided, however, that the life expectancy of a nonspouse beneficiary may not be recalculated.
6.8 Payments Upon Death of Employee. In the event an Employee dies before the distribution of the Employee's benefits has commenced or before such distribution has been completed, then the amount credited to the Custodial Account shall be distributed to the Employee's Beneficiaries. Upon the death of the Employee, the following distribution provisions shall take effect: (a) If the Employee dies after distribution of his interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Employee's death.
      (b) If the Employee dies before distribution of the Custodial Account commences, the Employee's interest will be distributed no later than 5 years after the Employee's death except to the extent that an election is made to receive distributions in accordance with (i) or
           (ii) below:
      (i) If any portion of the Employee's interest is payable to a Beneficiary, distribution may be made in substantially equal installments over the life or life expectancy of the designated
           Beneficiary commencing no later than 1 year after the Employee's death;
      (ii) If the Beneficiary is the Employee's surviving spouse, the date distribution are required to begin in accordance with (i) above shall not be earlier than the date on which the Employee would have attained age 70 1/2, and, if the spouse dies before payments begin, subsequent distributions shall be made as if the spouse had been the Employee.
      (c) For purposes of (b) above, payments will be calculated by use of the return multiples specified in ss.1.72-9 of the regulations of the Internal Revenue Service. Life expectancy of a surviving spouse may be recalculated annually. In the case of any other Beneficiary, such life expectancy will be calculated at the time payment first commences without further recalculation.
      (d) For purposes of this Paragraph 6.8, any amount paid to a child of the Employee will be treated as if it had been paid to the surviving spouse if the amount becomes payable to the surviving spouse when the child reaches the age of majority.
      (e) The Employee may change the designation of a Beneficiary at any time by executing a form acceptable to the Custodian. If the Employee fails to execute and file such form or if the Beneficiary or Beneficiaries designated in such form fail to survive the Employee, such amounts shall be paid to the Employee's estate.
      (f) If the Employee's Beneficiary dies while receiving payments from the Account, the Custodian shall pay any remaining payments to the estate of the Employee's Beneficiary.
      (g) Before making any distribution in the event of the Employee's death, or the death of the Employee's Beneficiary, the Beneficiary shall furnish the Custodian with any and all certificates, tax waivers, proof of death and other documents requested by it in its discretion.
6.9   Inalienability of Benefits.
      (a) The Employee shall not have the right to assign, transfer, or pledge any interest in the Custodial Account and the Employee's interest in the Custodial Account shall not be subject to the claims of the Employee's creditors.
      (b) No benefit payment or other interest in the Custodial Account will be subject to assignment or alienation, either voluntary or involuntary. This subparagraph shall also apply to the creation, assignment, or recognition of a right to any benefit payable with respect to an Employee pursuant to a domestic relations order, unless such order is in a form acceptable to the Custodian.

                Article VII - Rights and Duties Of The Custodian
 7.1 Expenses. The Custodian shall use the assets in the Custodial Account to pay any income taxes or other taxes of any kind whatsoever directly or indirectly levied or assessed upon the Custodial Account, any administrative expenses incurred by the Custodian in the performance of its duties, including the cost of submitting reports which may be required under Paragraphs 7.4 and 7.5, and any fees for legal services rendered to the Custodian. When such expenses apply to more than one Custodial Account (including Custodial Accounts established for other Employees or other Employers), the Custodian shall apportion the expenses between the Custodial Accounts in proportion to the assets in each Custodial Account.
 7.2 Limitations On Custodian's Duties. The Custodian has no duty to take any action other than those specified in this Agreement with respect to the Custodial Account unless the Employee furnishes the Custodian with instructions in proper form and the Custodian specifically agrees to take such action. The Employee cannot require the Custodian to defend or engage in any suit with respect to the Custodial Account unless the Custodian shall have first agreed in writing to do so and the Employee fully indemnifies the Custodian for that action. The Custodian may conclusively rely upon and shall be protected in following any order from the Employee, or an Employer, or any other notice, request, consent, certificate, or other instrument or paper which appear genuine, so long as the Custodian acts in good faith, in taking or omitting to take any other action. The Custodian may retain assets in cash or cash balances pending receipt of proper investment instructions and shall not be liable for interest on any such cash or cash balance. The Custodian shall have no obligation to demand or require that the Employer make any contributions on behalf of an Employee to a Custodial Account.
7.3 Enforcement Of Agreement. The Employee shall have the sole authority to enforce this Agreement on his or her own behalf and on behalf of any other persons having or claiming any interest in the Custodial Account by virtue of this Agreement.
7.4 Records and Reports. The Custodian shall keep accurate and detailed records of all receipts, investments, disbursements, and other transactions it performs under the terms of this Agreement. The Custodian shall file with the Employee statements reflecting the receipts, disbursements, and other transactions affecting the Custodial Account. Upon the expiration of forty-five days after furnishing such statement to the Employee, the Employee constructively releases and discharges the Custodian from all liability and accountability to anyone with respect to its acts, actions, duties, obligations, or responsibilities as shown in or reflected by the statement, except with respect to any such acts or transactions as to which the Employee shall have filed written objections with the Custodian within the forty five day period.
7.5 Government Reports. The Employer, the Employee, the Custodian, and the Sponsor shall furnish to one another such information relevant to the Agreement and Custodial Account required by the Code or governmental regulations. The Custodian shall file with the Internal Revenue Service such returns and other information concerning the Custodial Account which the Code requires it to file, but the Custodian has no obligation to prepare, file, or provide any other reports except those expressly required by this Agreement.
7.6 Administration of the Plan. The Custodian has no obligation to administer any or all of the Employer's retirement plan, or to take any actions on behalf of that plan.
7.7 Delegation Of Duties. The Custodian may delegate any of its duties under this Agreement to any of it's subsidiaries, including the Sponsor. Any delegation of duties shall not relieve the Custodian of its obligations under this Agreement.

               Article VIII - Resignation Or Removal Of Custodian
8.1 Resignation Or Removal Of Custodian. The Custodian may resign at any time upon 30 days notice in writing to the Employee. The Sponsor may remove the Custodian upon 30 days notice to the Custodian and the Employee. In addition,  the  Employee  shall  remove the  Custodian  and  substitute  a successor  custodian  if  the  Employee  receives  notification  from  the
      Commissioner of the Internal Revenue Service that it requires the substitution because (i) the Custodian has failed to comply with ss.1.401-12(n) of the regulations of the Internal Revenue Service or (ii) has not kept the records or made the returns or rendered the statements required by the forms and regulations issued by the Internal Revenue Service. Upon such resignation or removal, the Employee or the Sponsor shall appoint a successor Custodian which shall meet the requirements of the Code. Upon receipt by the Custodian of written acceptance of such appointment by the successor Custodian, the Custodian shall transfer and pay over to such successor Custodian the assets of the Custodial Account and all records or copies thereof pertaining to the Custodial Account. The Custodian may reserve such sum of money as it may deem advisable for payment of all its fees, compensation, costs and expenses, or for payment of any other liabilities consisting of a charge on or against the assets of the Custodial Account. The Custodian shall have a lien on the assets of the Custodial Account to the extent of any such charges.
8.2 Failure To Appoint Successor Custodian. If within 30 days after the effective date of the Custodian's resignation or removal a qualified successor to the Custodian has not been appointed or has not accepted such appointment, the Custodian shall either appoint such successor itself or terminate this Agreement. Upon termination the Custodian shall distribute all assets in the Custodial Account in a manner that meets the requirements of Paragraph 6.2(b). The Custodian has no obligations arising from the performance of any successor to its duties under this Agreement.

                           Article IX - Miscellaneous
9.1 Notices and Instructions. For a notice to the Employee or other party to take effect. the Custodian must send it by first-class mail to the last address on the Custodian's records. The Employee shall also send any notice to the Custodian pursuant to this Agreement by first-class mail. The Employee must send all instructions under this Agreement in writing to the Custodian using a form acceptable to the Custodian. unless the Custodian indicates that instructions using some other Tom of communications will be acceptable to give certain notices. The Custodian shall have no obligation to act upon an instruction not in an acceptable form.
9.2 Necessity of Qualification. The parties establish this Agreement with the intent that it shall meet the requirements of 403(b)(7) of the Code, as amended. Notwithstanding any other provisions contained in this Agreement, if the Internal Revenue Service determines that because of some inadequacy in the provisions of this Agreement it initially fails to meet those requirements, the Custodian shall distribute all of the assets of the Custodial Account to the Employee or shall transfer them in accordance with Paragraph 4.7 and this Agreement shall terminate unless the parties can remove the inadequacy by a retroactive amendment. The Sponsor shall notify the Custodian in writing of any determination made with respect to the status of the Agreement. The Employee understands the necessity of seeking independent legal counsel with respect to the effect of establishing this Agreement and further understands that the Internal Revenue Service has not approved this Agreement and that therefore neither the Custodian nor the Sponsor, nor anyone acting on behalf of the
      Custodian or Sponsor. makes any representations as to the tax qualification or effect of the Agreement.
9.3 Custodian's Fee Schedule. The Custodian may charge a setup fee in the Custodial Account's first year and a fee for the maintenance of the Custodial Account. The Custodian shall charge all fees with respect to an Employee' s Custodial Account to that Custodial Account. The Employee authorizes the Custodian to redeem sufficient Princor Fund Shares held in the Custodial Account to pay any fees and to transfer the proceeds to itself. Unless otherwise specified by the Employee, if the Account has shares of more than one Princor Fund, they shall be redeemed pro rat a. The Custodian may amend that fee schedule after 30 days written notice to the Employee. The Custodian may assess additional charges for other nonstandard services performed by the Custodian.
9.4 Assignability. The Employee may not assign any rights under this Agreement without the prior written consent of the Custodian and the Sponsor.
9.5 Governing Law. This Agreement shall be construed in accordance with the laws of the State of lowa.
9.6 Interpretation. This Agreement shall be interpreted in manner so that it meets the requirements of ss.403(b)(7) of the Code. It the terms of this Agreement and the requirements of ss.403(b)(7) of the Code conflict, the requirements of ss.403(b)(7) of the Code shall be deemed to be part of this Agreement and shall supersede any other provision in this Agreement.

                      Article X - Amendment And Termination
10.1 Amendment. The Employee by the establishment of the Custodial Account delegates to the Custodian the power to make any retroactive or prospective amendment to this Agreement necessary to conform the Agreement to the requirements of any law regulating the Custodian, the Sponsor, the Employer, the Employer' splay, or the Employee. The Employee shall be deemed to have consented to such amendments. For other proposed amendments, the Custodian and the Employee must agree to the amendment. The Custodian shall notify the Employee of the proposed amendment in writing. If the Employee does not object to the amendment within 30 days, the amendment shall become effective. No amendment may allow any part of the Custodial Account to be distributed except as described in Paragraph 6.2(b) of this Agreement nor shall any amendment increase the duties of the Custodian without its consent. Neither the Custodian nor the Sponsor shall have any affirmative obligation lo amend the Agreement for any purpose. The Sponsor shall receive written notice of any amendments to this Agreement.
10.2 Termination. This Agreement shall terminate upon the complete distribution of the Custodial Account to the Employee or an Alternate Funding Agent. The Custodian shall have the right to terminate this Agreement upon 30 days prior written notice to the Employee. In such event, the Custodian shall transfer the assets of the Custodial Account in accordance with Paragraph 4.7. However, if the Employee does not designate an appropriate person to receive such a transfer within 30 days after a notice, then the Custodian shall distribute the assets in the Custodial Account in any manner that meets the requirements of Paragraph 6.2(b).